EXHIBIT 10


                         Gotham Partners, L.P.
                   110 East 42nd Street, 18th Floor
                       New York, New York 10017


                                                      January 20, 1998

VIA FAX & OVERNIGHT MAIL

Paul F. Levin, Esq.
Secretary
First Union Real Estate Equity
  and Mortgage Investments
55 Public Square, Suite 1900
Cleveland, Ohio 44113-1937

Dear Mr. Levin:

          In response to your letter notice to Gotham Partners, L.P., dated January 16, 1998, we note that your purported notice is defective and ineffectual in at least three respects. First, your letter notice states that, "As provided in Article I, Section 7(d) of the By-Laws, Gotham's notice must set forth as to each nomination and proposal" certain information; but Section 7(d) has no such requirement. Second, the Board of Trustees has failed to identify, as required by Article I, Section 7(d) of the By-Laws, the "material respect" in which Gotham Partners, L.P.'s notice of nominations and proposal, dated January 8, 1998 (the "Notice"), allegedly does not satisfy the information requirements of Section 7(c). Third, Gotham Partners, L.P.'s notice did respond to the requirements of Section 7(c) and, therefore, your quoting those requirements in your letter is inadequate to allow Gotham Partners, L.P. to correct any alleged deficiency.

          Notwithstanding the foregoing and without waiving any of our rights, we hereby provide First Union Real Estate Equity and Mortgage Investments ("First Union"), the following information:

          1. Gotham Partners II, L.P., is known by Gotham Partners, L.P. to support its nominations and proposal.

          2. The address of Gotham Partners II, L.P. is 110 East 42nd Street, 18th Floor, New York, New York 10017.

          3. Gotham Partners II, L.P. is the owner of 23,599 shares of Beneficial Interest of the Company, par value $1.00 per share (the "Shares"), and holds an option to acquire 6,850 Shares.

          4. Other than through its ownership of Shares described in item 3, Gotham Partners II, L.P. has no financial interest in the proposal referred to above.

          5. Gotham Partners, L.P. does not have knowledge of any other beneficiary of the First Union supporting its nominations or proposal as of the date of the Notice.

          The foregoing is hereby incorporated by reference and made a part of the notice.

          Gotham Partners, L.P. believes that its Notice satisfies the requirements of the Declaration of Trust and By-Laws of First Union, including without limitation the informational requirements of Article I, Section 7(c) of the By-Laws of First Union. If this does not comport with the understanding of First Union, we expect that you will provide immediate notice of that position. If First Union does not comply with the preceding sentence and attempts to omit the proposal or any of the nominations made by Gotham Partners, L.P., from consideration at the 1998 Annual Meeting of the Beneficiaries of First Union (or any special meeting of Beneficiaries of First Union called in lieu thereof), we intend to pursue all of our rights and remedies.

          Please direct all future correspondence relating to this matter to both of our litigation counsel, Alexander R. Sussman at Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, and David C. Weiner at Hahn, Loeser & Park LLP, 3300 BP America Building, 200 Public Square, Cleveland, Ohio 44114-2301.

                      Very truly yours,

                      GOTHAM PARTNERS, L.P.

                      By: Section H Partners, L.P., its general partner

                             By: Karenina Corporation,
                                 a general partner of Section H Partners, L.P.

                                 By:  /s/ William A. Ackman
                                      --------------------------------
                                      William A. Ackman
                                      President

                             By: DPB Corporation,
                                 a general partner of Section H Partners, L.P.

                                 By:  /s/ David P. Berkowitz
                                      --------------------------------
                                      David P. Berkowitz
                                      President

CC:    Frances Floriano Goins, Esq.